UCP, INC. TO ENTER HIGH-GROWTH SOUTHEAST MARKETS WITH
PURCHASE OF CITIZENS HOMES

- Gains Operational Foothold in Charlotte, Raleigh, Myrtle Beach and Nashville -

- Secures Team of Proven Operators with Deep Local Knowledge and Relationships -

- Supports and Advances Long-Term Growth Strategy -

SAN JOSE, Calif., (March 26, 2014) – UCP, Inc. (NYSE: UCP) (“UCP”), a San Jose, California-based homebuilder and land developer, today announced its planned entry into the Charlotte, Raleigh, Myrtle Beach and Nashville markets through an agreement to acquire all or substantially all of the assets of Citizens Homes, Inc. (“Citizens”). Citizens is a privately held homebuilder with operations in select growth markets in the Southeast. The purchase price, estimated to be approximately $15 million, is based on the total assets of Citizens at the closing of the acquisition, less cash and cash equivalents, and less certain assumed trade payables.  In addition, Citizens is eligible to receive earnout payments from UCP of up to $6 million in the aggregate based on performance over the next five years. The acquisition, which is expected to close during the second quarter of 2014, will expand UCP’s geographic presence and advance its long-term growth strategy.

Founded in 2009, Citizens builds homes for a variety of lifestyles and budgets, including entry-level, as well as first- and second-time move-up homebuyers. Citizens is led by a proven management team with considerable homebuilding experience and deep local knowledge and relationships. Following the acquisition, Citizens will operate under the Benchmark Communities name, UCP’s wholly-owned homebuilding platform.

For the year ended December 31, 2013, Citizens delivered 170 homes, generating revenue of approximately $37.3 million. As of December 31, 2013, Citizens’ land portfolio consisted of approximately 589 owned and controlled lots.

“This transaction is strategic and is expected to be accretive. Further, Citizens’ deep local presence will significantly advance UCP’s strategy of expanding its geographic footprint in housing markets that boast strong underlying fundamentals, including favorable employment trends and rapidly expanding populations,” said Dustin Bogue, President and Chief Executive Officer of UCP. “With this acquisition, UCP will gain a scalable platform and a proven management team that will support UCP’s entry into a number of highly attractive Southeast markets. UCP believes that adding these assets and management team to the proven UCP platform will be a catalyst for sustained growth in the coming years.”

Scott Thorson, President of Citizens stated, “Gaining the resources of an established company like UCP will provide us with the flexibility necessary to accelerate our growth and capitalize on the long term fundamentals of our markets. UCP recognizes our significant inherent potential and we look forward to being part of an organization that is committed to fueling growth in our markets.”

Summary of Expected Strategic Benefits

UCP expects to benefit from added scale, increased land holdings, exposure to the high-growth Southeast markets and Citizens’ experienced team of proven operators. UCP expects the strategic acquisition will:

•
Add Scale and Create Opportunities for Accelerated Growth: The acquisition of Citizens’ operating platform and land portfolio is expected to materially increase UCP’s selling communities and land inventory. Furthermore, the pending acquisition aligns with UCP’s strategy of expanding in growing, high-barrier-to-entry residential real estate markets, characterized by favorable demographic trends and positive economic indicators.

•
Provide Opportunity for Sales Growth and Operational Efficiency: As part of UCP, UCP believes there will be an opportunity to increase Citizens’ transaction volume and increase certain operational efficiencies.

•
Enhance Operations: UCP expects to benefit from the experience and relationships of Citizens’ principals, who have delivered many homes in Southeast markets throughout their careers with Citizens and while employed by national homebuilders. Citizens’ principals will bring to UCP deep personal and professional roots in the Charlotte, Raleigh, Myrtle Beach and Nashville markets.

Builder Advisor Group acted as financial advisor to UCP and Zelman Partners LLC acted as financial advisor to Citizens.

About UCP, Inc.
UCP, Inc. is a homebuilder and land developer with land acquisition and entitlement expertise in California and the Puget Sound area of Washington State.

About Citizens Homes, Inc.
Charlotte, North Carolina-based Citizens Homes is a leading homebuilder in high-growth Southeast housing markets including Charlotte, Raleigh, Myrtle Beach and Nashville. Citizens Homes’ goal is to provide families homes designed with livability and functionality, that offer value and quality without sacrificing style and integrity.

For UCP, Inc.

Investor Relations:
408-207-7499 Ext. 476
Investorrelations@unioncommunityllc.com

Media Relations:
ICR, LLC.
Phone: 203-682-8200
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com